Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Second Quarter 2013 Results

•	Adjusted EPS of $1.33, up 11 percent on 2 percent lower sales

•	Diluted EPS of $1.24

•	Company narrows Adjusted EPS guidance for fiscal 2013 to $5.40 - $5.70
MILWAUKEE (April 24, 2013) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2013 second quarter sales of $1,522.8 million, down 2 percent from $1,561.1 million in the second quarter of fiscal 2012.

Fiscal 2013 second quarter Adjusted EPS was $1.33, up 11 percent compared to Adjusted EPS of $1.20 in the second quarter of fiscal 2012. Total segment operating earnings were $285.2 million compared to $276.5 million in the same period of 2012. Total segment operating margin increased to 18.7 percent from 17.7 percent a year ago, with strong productivity offsetting the impact of lower volume.

Fiscal 2013 second quarter net income was $175.9 million or $1.24 per share, compared to $167.8 million or $1.16 per share in the second quarter of fiscal 2012. Pre-tax margin increased to 14.9 percent from 14.3 percent in the same period last year.

In order to provide transparency into the operating results of its business, effective with the first quarter of fiscal 2013, the Company is providing non-GAAP measures (Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate) that exclude non-operating pension costs and their related tax effects. The Company defines non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impacts of any plan curtailments or settlements. In addition, the Company has redefined segment operating earnings to exclude non-operating pension costs. Prior year results are provided on a comparable basis.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “I am pleased with 11 percent earnings per share growth despite the 2 percent sales decline. Solid sales growth in the Americas, with declines in EMEA and Asia-Pacific, reflect industrial markets that remain uneven around the world. Free cash flow was very good in the quarter and we announced an 11 percent dividend increase earlier this month. We have increased our dividend by almost 80 percent over the last four years. We are confident in the sustainability of our cash flows and remain committed to returning cash to shareowners.”

Outlook
Commenting on the outlook, Nosbusch added, “Given our first half results and our expectation that sluggish market conditions will persist, we are lowering our fiscal 2013 sales outlook to a range of $6.25 to $6.45 billion. However, we are maintaining the mid-point of Adjusted EPS guidance and narrowing the range to $5.40 to $5.70. We will continue to closely monitor business conditions and appropriately manage costs while investing in our best growth opportunities.”

Following is a discussion of second quarter results for both segments.

Architecture & Software
Architecture & Software fiscal 2013 second quarter sales were $639.2 million, a decrease of 4 percent from $664.8 million last year. Organic sales decreased 3 percent. Segment operating earnings were $169.9 million in the second quarter of fiscal 2013 compared to $170.6 million in 2012. Segment operating margin increased to 26.6 percent from 25.7 percent a year ago.

Control Products & Solutions
Control Products & Solutions fiscal 2013 second quarter sales were $883.6 million, a decrease of 1 percent from $896.3 million last year. Acquisitions and currency translation had a negligible impact. Segment operating earnings were $115.3 million in the second quarter of fiscal 2013 compared to $105.9 million in 2012. Segment operating margin increased to 13.0 percent from 11.8 percent a year ago.

Other Information
Free cash flow was $179.6 million in the second quarter of fiscal 2013. Cash flow provided by operating activities was $202.6 million in the second quarter of fiscal 2013.

Fiscal 2013 second quarter general corporate-net expense decreased to $18.1 million from $24.5 million in 2012, primarily due to legacy environmental charges in 2012.

The effective tax rate in the second quarter of 2013 was 22.5 percent compared to 24.9 percent in the second quarter of 2012. The Adjusted Effective Tax Rate for the second quarter of fiscal 2013 was 23.6 percent compared to 25.3 percent a year ago. The decrease in the tax rates is primarily due to the impact of the retroactive extension of the U.S. federal research and development tax credit. The Company now expects the full-year Adjusted Effective Tax Rate for fiscal 2013 to be approximately 25 percent.

During the second quarter of fiscal 2013, the Company repurchased 1.4 million shares of its common stock at a cost of $125.9 million. At March 31, 2013, $723.0 million remained available under the $1.0 billion share repurchase authorization.

Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on April 24, 2013. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, services and solutions and pricing pressures, and our ability to provide high quality products, services and solutions;

•	a disruption of our operations and supply chain due to natural disasters, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to protect confidential information and enforce our intellectual property rights;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, services and solutions we sell or to alleged intellectual property infringements;

•	our ability to manage and mitigate the risks associated with our solutions business;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Sales
Architecture & Software (a)	$639.2	$664.8	$1,296.7	$1,315.3
Control Products & Solutions (b)	883.6	896.3	1,715.3	1,719.7
Total sales (c)	$1,522.8	$1,561.1	$3,012.0	$3,035.0

Segment operating earnings
Architecture & Software (d)	$169.9	$170.6	$353.1	$359.8
Control Products & Solutions (e)	115.3	105.9	208.1	208.6
Total segment operating earnings[1] (f)	285.2	276.5	561.2	568.4

Purchase accounting depreciation and amortization	(5.0)	(4.9)	(10.2)	(9.9)
General corporate—net	(18.1)	(24.5)	(36.6)	(44.7)
Non-operating pension costs[2]	(19.7)	(8.8)	(39.4)	(17.6)
Interest expense	(15.3)	(15.0)	(30.7)	(30.0)
Income before income taxes (g)	227.1	223.3	444.3	466.2
Income tax provision	(51.2)	(55.5)	(107.0)	(115.1)
Net income	$175.9	$167.8	$337.3	$351.1

Diluted EPS	$1.24	$1.16	$2.38	$2.43

Adjusted EPS[2]	$1.33	$1.20	$2.56	$2.51

Average diluted shares	141.8	144.7	141.4	144.3

Segment operating margin
Architecture & Software (d/a)	26.6%	25.7%	27.2%	27.4%
Control Products & Solutions (e/b)	13.0%	11.8%	12.1%	12.1%
Total segment operating margin[1] (f/c)	18.7%	17.7%	18.6%	18.7%

Pre-tax margin (g/c)	14.9%	14.3%	14.8%	15.4%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.

2Beginning in fiscal 2013, we reclassified for all periods presented non-operating pension costs to a separate line item within the above table. Previously, these costs were included in segment operating earnings and general corporate, net. Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section on page 11 for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Sales	$1,522.8	$1,561.1	$3,012.0	$3,035.0
Cost of sales	(906.4)	(942.8)	(1,788.3)	(1,798.0)
Gross profit	616.4	618.3	1,223.7	1,237.0

Selling, general and administrative expenses	(376.8)	(373.1)	(750.3)	(735.5)
Other income (expense)	2.8	(6.9)	1.6	(5.3)
Interest expense	(15.3)	(15.0)	(30.7)	(30.0)
Income before income taxes	227.1	223.3	444.3	466.2
Income tax provision	(51.2)	(55.5)	(107.0)	(115.1)

Net income	$175.9	$167.8	$337.3	$351.1

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31, 2013	September 30, 2012
Assets
Cash and cash equivalents	$967.1	$903.9
Short-term investments	363.6	350.0
Receivables	1,139.1	1,187.3
Inventories	640.0	619.0
Property, net	585.0	587.1
Goodwill and intangibles	1,215.7	1,158.3
Other assets	809.4	830.9

Total	$5,719.9	$5,636.5

Liabilities and Shareowners’ Equity
Short-term debt	$236.0	$157.0
Accounts payable	474.2	547.6
Long-term debt	905.0	905.0
Other liabilities	2,084.2	2,175.2
Shareowners’ equity	2,020.5	1,851.7

Total	$5,719.9	$5,636.5

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended March 31,
	2013	2012
Continuing operations:
Operating activities:
Income from continuing operations	$337.3	$351.1
Depreciation and amortization	71.4	67.8
Retirement benefits expense	85.3	52.5
Pension trust contributions	(20.1)	(318.4)
Receivables/inventories/payables	(53.8)	(105.1)
Advanced payments from customers and deferred revenue	40.1	54.5
Compensation and benefits	(66.8)	(128.3)
Income taxes	17.4	81.2
Other	(40.9)	9.2
Cash provided by operating activities	369.9	64.5
Investing activities:
Capital expenditures	(55.0)	(62.5)
Acquisition of businesses, net of cash acquired	(84.8)	(15.9)
Purchases of short-term investments	(188.6)	(312.5)
Proceeds from maturities of short-term investments	175.0	—
Proceeds from sale of property and investments	0.2	2.3
Other investing activities	(1.9)	—
Cash used for investing activities	(155.1)	(388.6)
Financing activities:
Net issuance of short-term debt	79.0	259.0
Cash dividends	(131.6)	(121.0)
Purchases of treasury stock	(211.1)	(45.5)
Proceeds from the exercise of stock options	104.4	42.0
Excess income tax benefit from share-based compensation	21.0	16.8
Other financing activities	—	(0.2)
Cash (used for) provided by financing activities	(138.3)	151.1
Effect of exchange rate changes on cash	(6.3)	(3.6)
Cash provided by (used for) continuing operations	70.2	(176.6)
Discontinued operations:
Cash used for discontinued operations	(7.0)	(0.5)
Increase (decrease) in cash and cash equivalents	$63.2	$(177.1)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2013 compared to sales for the three and six months ended March 31, 2012:

	Three Months Ended March 31,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$776.9	$(0.2)	$776.7	$(0.6)	$776.1	$757.7
Canada	116.8	1.0	117.8	—	117.8	116.3
Europe, Middle East, Africa	317.1	0.2	317.3	—	317.3	334.2
Asia-Pacific	188.3	1.3	189.6	(0.6)	189.0	231.7
Latin America	123.7	4.6	128.3	—	128.3	121.2
Total	$1,522.8	$6.9	$1,529.7	$(1.2)	$1,528.5	$1,561.1

	Six Months Ended March 31,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$1,538.0	$(1.1)	$1,536.9	$(2.1)	$1,534.8	$1,475.3
Canada	223.1	(2.2)	220.9	—	220.9	221.5
Europe, Middle East, Africa	613.2	13.0	626.2	—	626.2	649.2
Asia-Pacific	385.7	(0.9)	384.8	(2.3)	382.5	444.9
Latin America	252.0	8.0	260.0	—	260.0	244.1
Total	$3,012.0	$16.8	$3,028.8	$(4.4)	$3,024.4	$3,035.0
The following is a reconciliation of reported sales to organic sales for our reporting segments for the three and six months ended March 31, 2013 compared to sales for the three and six months ended March 31, 2012:

	Three Months Ended March 31,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$639.2	$2.7	$641.9	$—	$641.9	$664.8
Control Products & Solutions	883.6	4.2	887.8	(1.2)	886.6	896.3
Total	$1,522.8	$6.9	$1,529.7	$(1.2)	$1,528.5	$1,561.1

	Six Months Ended March 31,
	2013					2012
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$1,296.7	$9.3	$1,306.0	$—	$1,306.0	$1,315.3
Control Products & Solutions	1,715.3	7.5	1,722.8	(4.4)	1,718.4	1,719.7
Total	$3,012.0	$16.8	$3,028.8	$(4.4)	$3,024.4	$3,035.0

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impacts of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following is a reconciliation of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Income from continuing operations	$175.9	$167.8	$337.3	$351.1
Non-operating pension costs	19.7	8.8	39.4	17.6
Tax effect of non-operating pension costs	(7.1)	(3.2)	(14.3)	(6.3)
Adjusted Income	$188.5	$173.4	$362.4	$362.4

Diluted EPS from continuing operations	$1.24	$1.16	$2.38	$2.43
Non-operating pension costs per diluted share, before tax	0.14	0.06	0.28	0.12
Tax effect of non-operating pension costs per diluted share	(0.05)	(0.02)	(0.10)	(0.04)
Adjusted EPS	$1.33	$1.20	$2.56	$2.51

Effective tax rate	22.5%	24.9%	24.1%	24.7%
Tax effect of non-operating pension costs	1.1%	0.4%	1.0%	0.4%
Adjusted Effective Tax Rate	23.6%	25.3%	25.1%	25.1%

	Fiscal 2013 Guidance	Year Ended September 30, 2012

Diluted EPS from continuing operations	$5.05 - $5.35	$5.13
Non-operating pension costs per diluted share, before tax	0.56	0.25
Tax effect of non-operating pension costs per diluted share	(0.21)	(0.09)
Adjusted EPS	$5.40 - $5.70	$5.29

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013
Cash provided by (used for) continuing operating activities	$(189.0)	$253.5	$264.1	$390.1	$167.3	$202.6
Capital expenditures of continuing operations	(31.6)	(30.9)	(32.4)	(44.7)	(21.6)	(33.4)
Excess income tax benefit from share-based compensation	9.8	7.0	0.5	1.2	10.6	10.4
Free cash flow[1]	$(210.8)	$229.6	$232.2	$346.6	$156.3	$179.6

[1]	Free cash flow for the first quarter of fiscal 2012 includes a discretionary pre-tax contribution to the Company’s U.S. pension trust of $300 million.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated as follows:

	Twelve Months Ended
	March 31,
	2013	2012
(a) Return
Income from continuing operations	$723.2	$731.7
Interest expense	60.8	59.3
Income tax provision	220.8	211.8
Purchase accounting depreciation and amortization	20.1	20.2
Return	1,024.9	1,023.0

(b) Average invested capital
Short-term debt	235.0	121.8
Long-term debt	905.0	905.0
Shareowners’ equity	1,958.6	1,877.5
Accumulated amortization of goodwill and intangibles	767.9	734.8
Cash and cash equivalents	(888.5)	(945.4)
Short-term investments	(345.2)	(92.5)
Average invested capital	2,632.8	2,601.2

(c) Effective tax rate
Income tax provision	220.8	211.8
Income from continuing operations before income taxes	$944.0	$943.5
Effective tax rate	23.4%	22.4%

(a) / (b) * (1-c) Return On Invested Capital	29.8%	30.5%